Exhibit 99.1

Virco Reports Improved Financial Position Following Record Second Quarter and First Half Results

•EPS Improves 9.5% in Quarter, 33.3% YTD to Record $1.16 per Share
•Operating Income reaches 20.2% in Second Quarter; 16.0% YTD
•Company is Effectively Debt Free; Growth is being Financed by Cash Flow from Operations
•Company Increases Quarterly Dividend to $0.025 per share, Payable October 11 to Shareholders of Record as of September 20
•Order Rates Remain Strong but Recent Trends Suggest Post-Pandemic Recovery May Be Slowing

TORRANCE, CALIFORNIA, September 9, 2024 (GLOBE NEWSWIRE)—Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and supplier of movable furniture and equipment for educational environments, announced results for the Company’s Second Quarter and first six months ended July 31, 2024.

For the Second Quarter, including the months of May through July, revenue increased 1.0% to $108,419,000 from $107,321,000 in the same quarter of the prior year. For the first six months, revenue was up 9.1% to $155,154,000 from $142,264,000 in the first half of the prior year.

Gross profit for the second quarter improved to $50,218,000 from $48,578,000 last year, on gross margin of 46.3% versus 45.3%. Selling, General, and Administrative expenses increased slightly to $28,324,000 or 26.1% of revenue, from $27,324,000 or 25.5% of revenue in the same quarter of the prior year. The increase in operating expense was due to a slightly higher number of full-service orders and related installation expense.

Interest expenses for the second quarter were $322,000 compared to $1,083,000 last year. Year-to-date, interest expenses were $530,000 or 0.3% of sales compared to $1,795,000 or 1.3% of sales last year. As of July 31, 2024 the Company was in a positive cash position and was not utilizing any of the working capital available to it through its seasonal credit facility with PNC Bank. Management believes this is the first time in the Company’s 75-year history that it has been debt-free in the middle of the summer delivery season.

Operating Income for the second quarter improved to a record $21,894,000 from $21,254,000 in the same quarter of the prior year. This represents an operating margin of 20.2% vs. 19.8% last year. For the first six months, including the Company’s traditionally slower first quarter of February through April, Operating Income was a record $24,865,000 compared to $19,942,000 in the prior year. This improvement was driven by a combination of factors, including higher factory output and related operating efficiencies as well as a large counter-seasonal disaster recovery order that is currently ongoing. This order is now blending into the Company’s normal seasonal delivery pattern, which peaks in the second and third quarters when schools are out of session. This particular customer was able to take delivery earlier than usual, which had the highly visible effect of boosting revenue and cash flow in the seasonally light first quarter, contributing to a modest profit. Management cautions that this unusual timing is unlikely to repeat itself, and that the post-pandemic recovery of the school furniture market may yet hold additional surprises—both positive and negative—that are hard to predict.

In the Second Quarter the Company also completed a 5-year lease renewal on its Torrance, California headquarters, factory, and distribution center. The Company has occupied this facility, which totals 560,000 square feet, since 1994. The Company also owns over 1,750,000 square feet of combined factory and distribution space in Conway, Arkansas, where it has operations dating back to 1954. These strategic geographies provide the Company with significant logistical advantages in the highly seasonal market for bulky school furniture. California remains the Company’s single largest state by revenue, while states in the Southeast, serviced out of Arkansas, comprise the fastest-growing region.

Following the pandemic there was a flurry of school reopening, boosted somewhat by federal stimulus. Although most of that stimulus was designated for personnel to address learning loss, a small portion was directed to building improvements, including new furniture. Management points out that over 85% of public school funding still comes from state and local taxes and bonds, and that these are not likely to be impacted by the end of federal stimulus, which was recently extended to September, 2025 for ESSER funds previously granted but still un-spent. However, the Company has noted a slight softening in order rates as the current summer progressed. While Shipments plus Backlog (Management’s preferred forward-looking measure of business velocity) remains higher on a year-over-year basis, the recent rate of growth in this metric may in fact be slowing. Management believes the Company’s business model is sufficiently flexible to respond to these fluctuations, and that its current financial strength will continue to support capital investments in new manufacturing equipment and service extensions. Management also believes the Company is well-positioned to take advantage of unforeseen opportunities that may present themselves as the competitive landscape continues to evolve toward a new, post-pandemic equilibrium.

Commenting on the strong quarter and year-to-date results, Virco Chairman and CEO Robert Virtue said: “I’m very proud of our performance, not just this summer, but over the last four years. These years included the first-ever school closures in Virco’s history, as well as an unprecedented surge in re-openings. The fact that we could respond so effectively to challenges both up and down is a testament to our staff and their dedication to serving America’s students and educators.

“Next year will mark Virco’s 75th year in business, and the 99th year that our family has been making furniture. We’ve experienced some real surprises during those years, from the Great Depression (1929-1939) and World War II (1940-1945), to The Baby Boom (1946-1964) and its “Echo” (1976-2001), followed by the dot.com stock market collapse (2001-2002) and the subsequent crisis in public school funding (2002-2007). Also, at about the same time as the Dot.com crisis, China was admitted to the World Trade Organization, launching a twenty-year period of outsourcing when American factories and their workers came to be seen as liabilities, not assets.

“During all of these ups and downs we stayed committed to our vision of service, quality, frugality, and loyalty to our employees. We also continued investing in our U.S. factories and warehouses, even as the “smart money” told us to stop manufacturing here and relocate to Asia.

“Our view of the school furniture business is very long-term. This applies to our customers, who are ultimately the American taxpayers and their children, our long-term employees, our supplier partners, and the communities where we’ve been privileged to operate. It also applies to our conception of ourselves as owner/managers.

“To be able to see all the pieces coming together after the recent years of uncertainty is very gratifying. Many Americans now fully appreciate that school really matters. We never lost sight of this, nor our commitment to do whatever it took to remain a trusted partner for educators and the families they serve. Our approach has proven resilient through many different cycles and trends, and we believe it will prove equally successful with whatever challenges and opportunities lie ahead.

"Given the strength of our current position, we are actively reviewing our options for capital allocation. Among these are fair and equitable returns to shareholders in the form of dividends, share repurchases—we still have $3.5 million remaining in board-authorized funds for this purpose—and potential share price appreciation. We are also reviewing possible acquisitions, although as always we are quite careful in assessing the risks as well as the likely net contributions of such actions. Finally, we continue to invest in capital equipment, especially in processes and systems that expand the scope of our present capabilities and give us access to new and/or adjacent markets.

“I also want to personally recognize the support we’ve received from our shareholders, many of whom share the same owner/manager vision that we do. We look forward to using our financial strength to continue serving students and educators as well as providing a well-deserved return to the partners who have made our continuity of service possible.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the ongoing and long-term effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2024, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	7/31/2024	1/31/2024	7/31/2023
	(In thousands)

Assets
Current assets
Cash	$7,771	$5,286	$1,600
Trade accounts receivables, net	56,065	23,161	68,592
Inventories	58,574	58,371	71,853
Prepaid expenses and other current assets	2,921	2,208	2,286
Total current assets	125,331	89,026	144,331
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	697	694	686
Buildings and building improvements	51,899	51,576	51,441
Machinery and equipment	116,284	114,400	115,899
Leasehold improvements	523	523	977
Total property, plant and equipment	173,134	170,924	172,734
Less accumulated depreciation and amortization	138,154	136,356	137,392
Net property, plant and equipment	34,980	34,568	35,342
Operating lease right-of-use assets	37,988	6,508	8,285
Deferred tax assets, net	6,682	6,634	7,100
Other assets, net	11,367	9,709	9,279
Total assets	$216,348	$146,445	$204,337

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	7/31/2024	1/31/2024	7/31/2023
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$26,085	$12,945	$27,854
Accrued compensation and employee benefits	11,572	10,880	10,983
Income tax payable	3,648	145	3,325
Current portion of long-term debt	253	248	32,256
Current portion of operating lease liability	1,431	5,744	5,386
Other accrued liabilities	12,517	8,570	11,259
Total current liabilities	55,506	38,532	91,063
Non-current liabilities
Accrued self-insurance retention	1,285	650	934
Accrued pension expenses	9,536	9,429	10,827
Income tax payable, less current portion	232	128	—
Long-term debt, less current portion	4,008	4,136	14,261
Operating lease liability, less current portion	37,204	1,829	4,317
Other long-term liabilities	765	562	640
Total non-current liabilities	53,030	16,734	30,979
Commitments and contingencies (Notes 6, 7 and 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,289,406 shares at 7/31/2024, and 16,347,314 at 1/31/2024 and 7/31/2023	163	164	164
Additional paid-in capital	119,734	121,373	121,030
Accumulated deficit	(10,728)	(29,048)	(36,539)
Accumulated other comprehensive loss	(1,357)	(1,310)	(2,360)
Total stockholders’ equity	107,812	91,179	82,295
Total liabilities and stockholders’ equity	$216,348	$146,445	$204,337

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three months ended
	7/31/2024	7/31/2023
	(In thousands, except per share data)

Net sales	$108,419	$107,321
Costs of goods sold	58,201	58,743
Gross profit	50,218	48,578
Selling, general and administrative expenses	28,324	27,324
Operating income	21,894	21,254
Unrealized gain on investment in trust account	(597)	(325)
Pension expense	107	161
Interest expense	322	1,083
Income before income taxes	22,062	20,335
Income tax expense	5,229	4,801
Net income	$16,833	$15,534

Cash dividends declared per common share:	$0.02	$—

Net income per common share:
Basic	$1.04	$0.95
Diluted	$1.04	$0.95
Weighted average shares of common stock outstanding:
Basic	16,214	16,272
Diluted	16,215	16,294

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Six months ended
	7/31/2024	7/31/2023
	(In thousands, except per share data)
Net sales	$155,154	$142,264
Costs of goods sold	84,589	80,484
Gross profit	70,565	61,780
Selling, general and administrative expenses	45,700	41,838
Operating income	24,865	19,942
Unrealized gain on investment in trust account	(812)	(624)
Pension expense	214	322
Interest expense	530	1,795
Income before income taxes	24,933	18,449
Income tax expense	5,960	4,357
Net income	$18,973	$14,092

Cash dividends declared per common share:	$0.04	$—

Net income per common share:
Basic	$1.16	$0.87
Diluted	$1.16	$0.87
Weighted average shares of common stock outstanding:
Basic	16,305	16,242
Diluted	16,305	16,257